Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports Strong Third Quarter Fiscal 2020 Results; Announces Succession Plan for Chief Financial Officer
ATLANTA, July 30, 2020 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and nine months ended June 30, 2020.
“We generated very strong results in the third quarter, as improvements in home closings and margins allowed us to substantially improve profitability,” said Allan P. Merrill, Chairman and Chief Executive Officer of Beazer Homes. “After weathering difficult sales conditions in April, we experienced much stronger demand in the second half of the quarter, culminating in our best June sales month in more than ten years. We also took steps to adjust to the new operating environment by enhancing our liquidity, re-underwriting proposed land acquisition transactions and improving our cost structure. Looking forward, we’re optimistic about the prospects for new home demand as well as our ability to execute on our Balanced Growth strategy.”
Beazer Homes Fiscal Third Quarter 2020 Highlights and Comparison to Fiscal Third Quarter 2019
•Net income from continuing operations of $15.3 million, compared to net income from continuing operations of $11.6 million in fiscal third quarter 2019
•Adjusted EBITDA of $54.0 million, up 39.6%
•Homebuilding revenue of $532.5 million, up 10.4% on a 7.6% increase in home closings to 1,366 and a 2.6% increase in average selling price to $389.8 thousand
•Homebuilding gross margin was 17.0%, up 210 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 21.2%, up 180 basis points
•SG&A as a percentage of total revenue was 11.7%, down 50 basis points year-over-year
•Unit orders of 1,372, down 11.1% on a decrease in orders/community/month to 2.7 and a decrease in average community count to 167
•Dollar value of backlog of $884.9 million, which was essentially flat
•Unrestricted cash at quarter end was $152.3 million; total liquidity was $402.3 million

The following provides additional details on the Company's performance during the fiscal third quarter 2020:
Profitability. Third quarter net income from continuing operations was $15.3 million, generating diluted earnings per share of $0.51. This included impairment charges of $2.3 million and restructuring and severance charges of $1.4 million. Adjusted EBITDA of $54.0 million was up $15.3 million year-over-year.
Orders. Net new orders for the third quarter decreased 11.1% year-over-year, to 1,372. The decrease in net new orders was driven by a decrease in the absorption rate to 2.7 sales per community per month, down from 3.0 in the previous year, and a decrease in average community count to 167, down from 174 in the previous year. Net orders improved sequentially each month with April orders down, May orders essentially flat, and June orders up more than 40% year-over-year. The cancellation rate for the quarter was 21.1%, up 590 basis points year-over-year. Early in the quarter, the cancellation rate spiked from a combination of declining orders and increasing cancellations. As conditions improved, the cancellation rate normalized, ending with a June cancellation rate of 13.9%.
Homebuilding Revenue. Third quarter closings rose 7.6% to 1,366 homes. Combined with a 2.6% increase in the average selling price to $389.8 thousand, homebuilding revenue was $532.5 million, up 10.4% year-over-year.

Backlog. The dollar value of homes in backlog as of June 30, 2020 was $884.9 million, or 2,237 homes, essentially flat compared to $881.6 million, or 2,264 homes, at the same time last year. The average selling price of homes in backlog was $395.6 thousand, up 1.6% year-over-year.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 21.2% for the third quarter, up 180 basis points year-over-year. The increase in homebuilding gross margin was primarily driven by margin improvement on spec homes and reduced incentives.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 11.7% for the quarter, down 50 basis points year-over-year.
Liquidity. At the close of the third quarter, the Company had approximately $402.3 million of available liquidity, including $152.3 million of unrestricted cash and $250.0 million available on its secured revolving credit facility.
Succession Plan for Chief Financial Officer
The Company also announced the retirement and succession plans for Robert L. Salomon, Executive Vice President and Chief Financial Officer. Mr. Salomon has decided to retire after a 28-year career in homebuilding following the filing of the Company’s 10-K for the fiscal year ending September 30, 2020 in November. Mr. Salomon joined the Company as Chief Accounting Officer in February 2008 and was promoted to Executive Vice President and Chief Financial Officer in June 2011. Upon Mr. Salomon’s retirement, the Company will be appointing David I. Goldberg to serve as Senior Vice President and Chief Financial Officer. Mr. Goldberg currently serves as the Company’s Vice President and Treasurer, positions he has held since joining the Company in March 2015.
“Bob has been an indispensable part of our management team from the day he joined the Company,” said Mr. Merrill. “He’s been my valued business partner as well as a mentor to operational and corporate leaders across the Company. Since joining us, he has successfully led or managed our financial reporting, internal audit, business planning, capital markets and treasury activities, and in recent years he has overseen crucial corporate functions including land acquisition and information technology. While we will miss his contributions after the end of our fiscal year, he has established a deep and talented finance team, led by David Goldberg. I am very confident that David, working closely with our experienced Senior Leadership Team, will allow us to complete a smooth and successful leadership transition in fiscal 2021.”

Summary results for the three and nine months ended June 30, 2020 are as follows:

	Three Months Ended June 30,
	2020	2019	Change*
New home orders, net of cancellations	1,372	1,544	(11.1)%
Orders per community per month	2.7	3.0	(7.4)%
Average active community count	167	174	(4.0)%
Actual community count at quarter-end	164	173	(5.2)%
Cancellation rates	21.1%	15.2%	590 bps

Total home closings	1,366	1,269	7.6%
Average selling price (ASP) from closings (in thousands)	$389.8	$380.1	2.6%
Homebuilding revenue (in millions)	$532.5	$482.3	10.4%
Homebuilding gross margin	17.0%	14.9%	210 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	17.1%	14.9%	220 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	21.2%	19.4%	180 bps

Income from continuing operations before income taxes (in millions)	$20.3	$9.4	$10.8
Expense (benefit) from income taxes (in millions)	$5.0	$(2.2)	$7.2
Income from continuing operations (in millions)	$15.3	$11.6	$3.6
Basic income per share from continuing operations	$0.51	$0.38	$0.13
Diluted income per share from continuing operations	$0.51	$0.38	$0.13

Income from continuing operations before income taxes (in millions)	$20.3	$9.4	$10.8
Gain on debt extinguishment (in millions)	$—	$0.4	$(0.4)
Inventory impairments and abandonments (in millions)	$(2.3)	$—	$(2.3)
Restructuring and severance charges	$(1.4)	$—	$(1.4)
Income from continuing operations excluding gain on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges before income taxes (in millions)	$24.0	$9.0	$15.0
Income from continuing operations excluding gain on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges after income taxes (in millions)+	$17.6	$11.2	$6.4

Net income	$15.2	$11.6	$3.6

Land and land development spending (in millions)	$55.7	$102.8	$(47.1)

Adjusted EBITDA (in millions)	$54.0	$38.7	$15.3
LTM Adjusted EBITDA (in millions)	$209.4	$188.2	$21.1
* Change and totals are calculated using unrounded numbers.
+ For the three months ended June 30, 2020, inventory impairments and abandonments and restructuring and severance charges were tax-effected at the effective tax rate of 26.4%. For the three months ended June 20, 2019, gain on debt extinguishment was tax-effected at the effective tax rate of 25.7%.
"LTM" indicates amounts for the trailing 12 months.

	Nine Months Ended June 30,
	2020	2019	Change*
New home orders, net of cancellations	4,284	4,118	4.0%
LTM orders per community per month	2.9	2.7	7.4%
Cancellation rates	17.3%	16.1%	120 bps

Total home closings	3,755	3,486	7.7%
ASP from closings (in thousands)	$382.9	$374.1	2.4%
Homebuilding revenue (in millions)	$1,437.9	$1,304.2	10.2%
Homebuilding gross margin	16.1%	6.8%	930 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	16.2%	15.2%	100 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	20.7%	19.6%	110 bps

Income (loss) from continuing operations before income taxes (in millions)	$37.6	$(126.1)	$163.8
Expense (benefit) from income taxes (in millions)	$8.9	$(44.3)	$53.2
Income (loss) from continuing operations (in millions)	$28.7	$(81.9)	$110.6
Basic income (loss) per share from continuing operations	$0.96	$(2.65)	$3.61
Basic income (loss) per share from continuing operations	$0.95	$(2.65)	$3.60

Income (loss) from continuing operations before income taxes (in millions)	$37.6	$(126.1)	$163.8
Gain on debt extinguishment (in millions)	$—	$0.6	$(0.6)
Inventory impairments and abandonments (in millions)	$(2.3)	$(148.6)	$146.4
Restructuring and severance charges	$(1.4)	$—	$(1.4)
Income from continuing operations excluding gain on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges before income taxes (in millions)	$41.3	$21.9	$19.4
Income from continuing operations excluding gain on debt extinguishment, inventory impairments and abandonments, and restructuring and severance charges after income taxes (in millions)+	$31.4	$25.5	$5.9

Net income (loss)	$28.5	$(81.9)	$110.5

Land and land development spending (in millions)	$324.7	$363.6	$(38.9)

Adjusted EBITDA (in millions)	$127.3	$98.1	$29.2
* Change and totals are calculated using unrounded numbers.
+ For the nine months ended June 30, 2020, inventory impairments and abandonments and restructuring and severance charges were tax-effected at the effective tax rate of 26.4%. For the nine months ended June 30, 2019, gain on debt extinguishment and inventory impairments and abandonments were tax-effected at the effective tax rate of 25.7%.
“LTM” indicates amounts for the trailing 12 months.

	As of June 30,
	2020	2019	Change
Backlog units	2,237	2,264	(1.2)%
Dollar value of backlog (in millions)	$884.9	$881.6	0.4%
ASP in backlog (in thousands)	$395.6	$389.4	1.6%
Land and lots controlled	18,093	21,717	(16.7)%

Conference Call
The Company will hold a conference call on July 30, 2020 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 517-308-9429). To be admitted to the call, enter the pass code “8571348". A replay of the conference call will be available, until 10:00 PM ET on August 7, 2020 at 886-463-2180 (for international callers, dial 203-369-1377) with pass code “3740”.

About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, which will save you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) the potential negative impact of the ongoing COVID-19 pandemic, which, in addition to exacerbating each of the risks listed below, may include a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, an inability to sell and build homes in a typical manner or at all, increased costs or decreased supply of building materials or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations, and recognizing charges in future periods, which may be material, for goodwill impairments, inventory impairments and/or land option contract abandonments; (ii) our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility) or adverse credit market conditions, which have worsened and may continue to worsen as a result of the COVID-19 pandemic, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels; (iii) market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital); (iv) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (v) economic changes nationally or in local markets, changes in consumer confidence, wage levels, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (vi) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (vii) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (viii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (ix) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (x) increases in mortgage interest rates, increased disruption in the availability of mortgage financing, changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes or an increased number of foreclosures; (xi) increased competition or delays in reacting to changing consumer preferences in home design; (xii) natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiii) the potential recoverability of our deferred tax assets; (xiv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xv) the results of litigation or government proceedings and fulfillment of any related obligations; (xvi) the impact of construction defect and home warranty claims; (xvii) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xviii) the impact of information technology failures, cybersecurity issues or data security breaches; (xix) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xx) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
in thousands (except per share data)	2020	2019	2020	2019
Total revenue	$533,112	$482,738	$1,440,329	$1,306,038
Home construction and land sales expenses	441,788	410,974	1,207,023	1,107,681
Inventory impairments and abandonments	2,266	—	2,266	148,618
Gross profit	89,058	71,764	231,040	49,739
Commissions	20,851	18,230	55,660	49,965
General and administrative expenses	41,276	40,749	121,025	116,763
Depreciation and amortization	3,780	3,242	10,834	8,912
Operating income (loss)	23,151	9,543	43,521	(125,901)
Equity in income of unconsolidated entities	4	299	138	316
Gain on extinguishment of debt	—	358	—	574
Other expense, net	(2,904)	(755)	(6,030)	(1,134)
Income (loss) from continuing operations before income taxes	20,251	9,445	37,629	(126,145)
Expense (benefit) from income taxes	4,981	(2,180)	8,940	(44,260)
Income (loss) from continuing operations	15,270	11,625	28,689	(81,885)
Loss from discontinued operations, net of tax	(82)	(23)	(141)	(64)
Net income (loss)	$15,188	$11,602	$28,548	$(81,949)
Weighted average number of shares:
Basic	29,597	30,250	29,738	30,926
Diluted	29,674	30,489	30,014	30,926

Basic income (loss) per share:
Continuing operations	$0.51	$0.38	$0.96	$(2.65)
Discontinued operations	—	—	—	—
Total	$0.51	$0.38	$0.96	$(2.65)
Diluted income (loss) per share:
Continuing operations	$0.51	$0.38	$0.95	$(2.65)
Discontinued operations	—	—	—	—
Total	$0.51	$0.38	$0.95	$(2.65)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
Capitalized Interest in Inventory	2020	2019	2020	2019
Capitalized interest in inventory, beginning of period	$134,693	$144,756	$136,565	$144,645
Interest incurred	23,012	26,782	66,839	77,506
Capitalized interest impaired	(792)	—	(792)	(13,907)
Interest expense not qualified for capitalization and included as other expense	(3,003)	(961)	(6,373)	(1,800)
Capitalized interest amortized to home construction and land sales expenses	(21,814)	(21,752)	(64,143)	(57,619)
Capitalized interest in inventory, end of period	$132,096	$148,825	$132,096	$148,825

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	June 30, 2020	September 30, 2019
ASSETS
Cash and cash equivalents	$152,266	$106,741
Restricted cash	13,086	16,053
Accounts receivable (net of allowance of $298 and $304, respectively)	17,846	26,395
Income tax receivable	9,224	4,935
Owned inventory	1,511,560	1,504,248
Investments in unconsolidated entities	4,044	3,962
Deferred tax assets, net	233,986	246,957
Property and equipment, net	24,078	27,421
Operating lease right-of-use assets	14,060	—
Goodwill	11,376	11,376
Other assets	10,637	9,556
Total assets	$2,002,163	$1,957,644
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$131,200	$131,152
Operating lease liabilities	16,292	—
Other liabilities	110,630	109,429
Obligations related to land not owned under option agreements	—	—
Total debt (net of debt issuance costs of $11,450 and $12,470, respectively)	1,179,725	1,178,309
Total liabilities	1,437,847	1,418,890
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,020,066 issued and outstanding and 30,933,110 issued and outstanding, respectively)	31	31
Paid-in capital	851,289	854,275
Accumulated deficit	(287,004)	(315,552)
Total stockholders’ equity	564,316	538,754
Total liabilities and stockholders’ equity	$2,002,163	$1,957,644

Inventory Breakdown
Homes under construction	$607,731	$507,542
Development projects in progress	647,583	738,201
Land held for future development	28,531	28,531
Land held for sale	16,863	12,662
Capitalized interest	132,096	136,565
Model homes	78,756	80,747
Total owned inventory	$1,511,560	$1,504,248

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
SELECTED OPERATING DATA	2020	2019	2020	2019
Closings:
West region	819	674	2,248	1,881
East region	220	246	647	647
Southeast region	327	349	860	958
Total closings	1,366	1,269	3,755	3,486

New orders, net of cancellations:
West region	775	850	2,465	2,175
East region	287	334	871	869
Southeast region	310	360	948	1,074
Total new orders, net	1,372	1,544	4,284	4,118

	As of June 30,
Backlog units at end of period:	2020	2019
West region	1,199	1,152
East region	565	503
Southeast region	473	609
Total backlog units	2,237	2,264
Dollar value of backlog at end of period (in millions)	$884.9	$881.6

in thousands	Three Months Ended June 30,		Nine Months Ended June 30,
SUPPLEMENTAL FINANCIAL DATA	2020	2019	2020	2019
Homebuilding revenue:
West region	$303,500	$238,723	$825,129	$658,097
East region	108,126	117,934	295,782	299,450
Southeast region	120,839	125,659	316,939	346,696
Total homebuilding revenue	$532,465	$482,316	$1,437,850	$1,304,243

Revenue:
Homebuilding	$532,465	$482,316	$1,437,850	$1,304,243
Land sales and other	647	422	2,479	1,795
Total revenue	$533,112	$482,738	$1,440,329	$1,306,038

Gross profit (loss):
Homebuilding	$90,282	$71,719	$232,134	$88,190
Land sales and other	(1,224)	45	(1,094)	(38,451)
Total gross profit (loss)	$89,058	$71,764	$231,040	$49,739

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.

	Three Months Ended June 30,				Nine Months Ended June 30,
in thousands	2020		2019		2020		2019
Homebuilding gross profit/margin	$90,282	17.0%	$71,719	14.9%	$232,134	16.1%	$88,190	6.8%
Inventory impairments and abandonments (I&A)	1,009		—		1,009		110,030
Homebuilding gross profit/margin before I&A	91,291	17.1%	71,719	14.9%	233,143	16.2%	198,220	15.2%
Interest amortized to cost of sales	21,814		21,752		64,143		57,619
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	$113,105	21.2%	$93,471	19.4%	$297,286	20.7%	$255,839	19.6%

Reconciliation of Adjusted EBITDA to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income (loss) determined in accordance with GAAP as an indicator of operating performance.
The reconciliation of Adjusted EBITDA to total company net income (loss) below differs from prior year, as it reclassifies stock-based compensation expense from an adjustment within EBITDA to an adjustment within Adjusted EBITDA in order to accurately present EBITDA per its definition.

	Three Months Ended June 30,		Nine Months Ended June 30,		LTM Ended
in thousands	2020	2019	2020	2019	2020	2019
Net income (loss)	$15,188	$11,602	$28,548	$(81,949)	$30,977	$(21,344)
Expense (benefit) from income taxes	4,958	(2,187)	8,900	(44,279)	15,934	(63,139)
Interest amortized to home construction and land sales expenses and capitalized interest impaired	22,606	21,752	64,935	71,526	102,350	106,058
Interest expense not qualified for capitalization	3,003	961	6,373	1,800	7,682	1,835
EBIT	45,755	32,128	108,756	(52,902)	156,943	23,410
Depreciation and amortization	3,780	3,242	10,834	8,912	16,681	13,490
EBITDA	49,535	35,370	119,590	(43,990)	173,624	36,900
Stock-based compensation expense	1,659	3,699	4,869	7,993	7,402	10,559
(Gain) loss on extinguishment of debt	—	(358)	—	(574)	25,494	1,361
Inventory impairments and abandonments (b)	1,474	—	1,474	134,711	1,474	139,081
Restructuring and severance expenses	1,361	—	1,361	—	1,361	—
Adjusted EBITDA	$54,029	$38,711	$127,294	$98,140	$209,355	$188,242
(a) “LTM” indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired.”